Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction

Avadel Pharmaceuticals plc (the Registrant):	Ireland
1) Avadel US Holdings, Inc. (f/k/a Flamel US Holdings, Inc.)	United States (Delaware)
A. FSC Holdings, LLC	United States (Delaware)
i. Avadel Pharmaceuticals (USA), Inc. (f/k/a FSC Laboratories, Inc.)	United States (Delaware)
1. Avadel Pediatrics, Inc. (f/k/a FSC Pediatrics, Inc.)	United States (Delaware)
ii. FSC Therapeutics, LLC	United States (Delaware)
B. Avadel Legacy Pharmaceuticals, LLC (f/k/a Éclat Pharmaceuticals LLC)	United States (Delaware)
i. Avadel Generics, LLC (f/k/a Talec Pharma, Inc.)	United States (Delaware)
C. Avadel Management Corporation	United States (Delaware)
D. Avadel Operations Company, Inc.	United States (Delaware)
E. Avadel Specialty Pharmaceuticals	United States (Delaware)
2) Avadel Ireland Ltd. (f/k/a Flamel Ireland Ltd.)	Ireland
3) Avadel Investment Company, Ltd.	Cayman Islands
4) Avadel France Holding SAS	France
A. Avadel Research SAS	France
5) Avadel Finance Ireland Designated Activity Company	Ireland
A. Avadel Finance Cayman Ltd.	Cayman Islands